Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER RESULTS AND INCREASES GUIDANCE — Strong Growth In Orders; Highest Earnings in 15 Years
JASPER, IN (February 2, 2016) - Kimball International, Inc. (NASDAQ: KBAL) today announced second quarter fiscal year 2016 net sales of $163.8 million and income from continuing operations of $6.5 million, or $0.17 per diluted share.  Adjusted income from continuing operations for the second quarter of fiscal year 2016 was $7.7 million, or $0.21 per diluted share, which excludes charges related to a previously announced restructuring plan.
Bob Schneider, Chairman and CEO, stated, “We continue to see growth in orders, up 6% on a consolidated basis when compared to the prior year second quarter. Office furniture orders increased 13% compared to last year, while hospitality orders declined mainly due to the receipt of a large, $13.8 million custom order in the second quarter of last year that shipped over several quarters. This size order is quite rare. Excluding this large hospitality order, we saw a 27% increase in hospitality orders compared to the prior year second quarter as this industry continues to remodel and expand with new construction. The strength in office furniture orders was driven in part by our renewed focus on design leadership, resulting in recent awards won for our new products. We were recognized with Best of the Year, New Product of the Year, and Readers' Choice awards for several new products as well as a Best of Year award for the design of our Chicago showroom. We are thrilled that Kimball International brands have been recognized so highly by the design community.”
Mr. Schneider continued, “I am also pleased to announce that our earnings this quarter were the highest in the last 15 years, and that we reached a 7.5% adjusted pro forma operating income as a percent of net sales. At this earnings level, our return on capital of approximately 22% is among the best of public competitors in the office furniture industry. I can't say enough about the efforts of our employees this past year. It is their dedication and hard work that has resulted in our strong order growth and earnings performance, and prompted us to again raise our earnings guidance.”
The following discussion excludes the results of the Electronic Manufacturing Services segment which was spun off from Kimball International on October 31, 2014 for all periods presented, except where indicated.
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	December 31, 2015	December 31, 2014	Percent Change
Net Sales	$163,819	$151,418	8%
Gross Profit	$53,268	$46,596	14%
Gross Profit %	32.5%	30.8%
Selling and Administrative Expenses	$41,236	$43,422	(5%)
Selling and Administrative Expenses %	25.2%	28.7%
Restructuring Expense	$2,014	$3,335
Operating Income (Loss)	$10,018	$(161)
Operating Income (Loss) %	6.1%	(0.1%)
Adjusted Operating Income *	$12,032	$4,909	145%
Adjusted Operating Income % *	7.3%	3.2%
Adjusted Pro Forma Operating Income % **	7.5%	4.0%
Income (Loss) from Continuing Operations	$6,502	$(1)
Adjusted Income from Continuing Operations*	$7,732	$3,847	101%
Diluted Earnings Per Share from Continuing Operations	$0.17	$0.00
Adjusted Diluted Earnings Per Share from Continuing Operations *	$0.21	$0.10	110%

* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.
** Includes pro forma adjustments to exclude non-recurring items which are not expected to have a continuing impact on the Company's results, including the removal of costs prior to the spin-off that are not representative of the Company's post-spin cost structure.

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Net sales in the second quarter of fiscal year 2016 increased 8% from the prior year second quarter. The majority of the sales increase was in three vertical markets: the finance vertical increasing 35%; the healthcare vertical increasing 31%; and the education vertical increasing 21%, all aided by new product introductions and improved marketing efforts. The only vertical that declined was the government vertical, which was down 12% primarily on lower federal government shipments.

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Sales from new office furniture products introduced in the last three years increased 45% compared to the second quarter of last year. New product sales approximated 22% of total office furniture sales in the second quarter compared to 17% in the second quarter of last year.

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Orders received during the fiscal year 2016 second quarter increased 6% over the prior year second quarter. Orders increased significantly in the healthcare vertical (up 55%), education vertical (up 30%), and finance vertical (up 27%), for the same reasons that drove higher sales for these verticals during the quarter. Orders in the hospitality vertical, which is historically volatile due to the existence or absence of large orders, declined 13% compared to second quarter last year, which included a large, $13.8 million custom order that shipped over several quarters. Excluding the impact of this order, hospitality orders increased 27%.

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Second quarter gross profit as a percent of net sales increased 1.7 percentage points over the prior year second quarter, driven by price increases, favorable discounting, leverage on higher sales volumes, and reductions in material and freight costs.

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Selling and administrative expenses in the second quarter of fiscal year 2016 declined as a percent of sales by 3.5 percentage points on leverage from higher sales coupled with lower costs, and decreased 5.0% in absolute dollars compared to the prior year. Selling and administrative expenses were lower primarily due to $1.7 million of spin-off expense in the prior year.

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Pre-tax restructuring costs in the second quarter of fiscal year 2016 totaled $2.0 million and were related to the Company's previously announced restructuring plan to consolidate its metal fabrication production from an operation located in Post Falls, Idaho, into existing production facilities in Indiana. The restructuring plan is expected to be completed by June 30, 2016, with restructuring expenses running near plan and required capital expenditures running approximately $3 million lower than plan.

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The Company's 36.6% effective tax rate for the second quarter of fiscal year 2016 was lower than the prior year second quarter effective tax rate of 101.5%. The prior year second quarter effective tax rate was unfavorably impacted by a lower combined state tax rate post spin-off, requiring a $0.4 million unfavorable adjustment to deferred taxes, which had a large effect on the effective tax rate due to the relatively low level of pre-tax income in the prior year second quarter.

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Operating cash flow for the second quarter of fiscal year 2016 was a positive cash flow of $8.9 million compared to a positive cash flow of $8.5 million in the second quarter of the prior year. The prior year figure includes Kimball Electronics' operating cash flows up through the October 31, 2014 spin-off date, as cash management was centralized prior to the spin-off.

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The Company's cash and cash equivalents balance was $26.1 million at December 31, 2015, compared to June 30, 2015 cash and cash equivalents of $34.7 million. The decline was primarily driven by $9.7 million expended for the repurchase of common stock.

Guidance Post-Restructuring
Restructuring activities are expected to be complete by June 30, 2016, as indicated previously, and are expected to generate savings of approximately $5 million annually thereafter, with approximately $1.25 million benefit occurring quarterly. Previously the Company projected to reach the low end of 7% to 8% operating income as a percent of net sales in the quarter ending September 2016, which is the first quarter after the restructuring is completed. However, the Company has achieved this level during the current quarter, nine months earlier than expected. Because of order trends and earnings performance through the second quarter, the Company is now increasing its earnings projection to reach 8% to 9% operating income as a percent of net sales in the quarter ending September 2016. Specifically, the Company projects the following: net sales to range from $170 million to $180 million;

operating income to range from $14 million to $16 million; effective tax rate to range from 35% to 38%; and earnings per diluted share to range from $0.23 to $0.27. At this level of earnings, the return on capital of Kimball International would be among the best in the office furniture industry. The Company's guidance assumes that economic conditions do not significantly worsen and negatively affect the industries which it serves.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release include (1) operating income excluding spin-off expenses and restructuring charges; (2) income from continuing operations excluding spin-off expenses and restructuring charges; and (3) diluted earnings per share from continuing operations excluding spin-off expenses and restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without spin-off expenses and costs incurred in executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the successful completion of the restructuring plan, our ability to fully realize the expected benefits of the restructuring plan, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2015 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	February 3, 2016
Time:	11:00 AM Eastern Time
Dial-In #:	855-319-2698 (International Calls - 440-996-5720)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call.

About Kimball International, Inc.
Kimball International, Inc. is a leading manufacturer of design driven, technology savvy, high quality furnishings sold under the Company’s family of brands: National, Kimball Office, and Kimball Hospitality. Our diverse portfolio provides solutions for the workplace, learning, healing, and hospitality environments. Customers can access our products globally through a variety of distribution channels.  Recognized with a reputation for excellence as a trustworthy company and recognized with the Great Place to Work® designation, Kimball International is committed to a high performance culture with a foundation of sound ethics, continuous improvement, and social responsibility. To learn more about Kimball International, Inc. (NASDAQ: KBAL) visit www.kimball.com.
"We Build Success"

Financial highlights for the second quarter ended December 31, 2015 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	December 31, 2015		December 31, 2014
Net Sales	$163,819	100.0%	$151,418	100.0%
Cost of Sales	110,551	67.5%	104,822	69.2%
Gross Profit	53,268	32.5%	46,596	30.8%
Selling and Administrative Expenses	41,236	25.2%	43,422	28.7%
Restructuring Expense	2,014	1.2%	3,335	2.2%
Operating Income (Loss)	10,018	6.1%	(161)	(0.1%)
Other Income, net	241	0.2%	227	0.1%
Income from Continuing Operations Before Taxes on Income	10,259	6.3%	66	0.0%
Provision for Income Taxes	3,757	2.3%	67	0.0%
Income (Loss) from Continuing Operations	6,502	4.0%	(1)	0.0%
Income from Discontinued Operations, Net of Tax	0	0.0%	2,678	1.8%
Net Income	$6,502	4.0%	$2,677	1.8%

Earnings Per Share of Common Stock:
Basic from Continuing Operations	$0.17		$0.00
Diluted from Continuing Operations	$0.17		$0.00
Basic	$0.17		$0.07
Diluted	$0.17		$0.07

Average Number of Total Shares Outstanding:
Basic	37,421		38,862
Diluted	37,617		38,862

(Unaudited)	Six Months Ended
(Amounts in Thousands, except per share data)	December 31, 2015		December 31, 2014
Net Sales	$320,388	100.0%	$295,864	100.0%
Cost of Sales	216,038	67.4%	202,085	68.3%
Gross Profit	104,350	32.6%	93,779	31.7%
Selling and Administrative Expenses	81,407	25.4%	86,927	29.4%
Restructuring Expense	3,200	1.0%	3,335	1.1%
Operating Income	19,743	6.2%	3,517	1.2%
Other Expense, net	(383)	(0.2%)	(71)	0.0%
Income from Continuing Operations Before Taxes on Income	19,360	6.0%	3,446	1.2%
Provision for Income Taxes	7,236	2.2%	1,930	0.7%
Income from Continuing Operations	12,124	3.8%	1,516	0.5%
Income from Discontinued Operations, Net of Tax	0	0.0%	9,157	3.1%
Net Income	$12,124	3.8%	$10,673	3.6%

Earnings Per Share of Common Stock:
Basic from Continuing Operations	$0.32		$0.04
Diluted from Continuing Operations	$0.32		$0.04
Basic	$0.32		$0.28
Diluted	$0.32		$0.28

Average Number of Total Shares Outstanding:
Basic	37,468		38,786
Diluted	37,848		38,892

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2015	2014
Net Cash Flow provided by Operating Activities	$15,257	$1,767
Net Cash Flow used for Investing Activities	(8,994)	(18,674)
Net Cash Flow used for Financing Activities	(14,834)	(69,478)
Effect of Exchange Rate Change on Cash and Cash Equivalents	0	(1,246)
Net Decrease in Cash and Cash Equivalents	(8,571)	(87,631)
Cash and Cash Equivalents at Beginning of Period	34,661	136,624
Cash and Cash Equivalents at End of Period	$26,090	$48,993

Prior year figures include Kimball Electronics cash flows through the October 31, 2014 spin-off date, as cash management was centralized prior to the spin-off.

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2015	June 30, 2015
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$26,090	$34,661
Receivables, net	48,734	55,710
Inventories	46,693	37,634
Prepaid expenses and other current assets	19,479	23,548
Property and Equipment, net	96,577	97,163
Intangible Assets, net	2,984	2,669
Other Assets	14,956	14,744
Total Assets	$255,513	$266,129

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$29	$27
Accounts payable	37,473	41,170
Customer deposits	15,919	18,618
Dividends payable	2,102	1,921
Accrued expenses	40,360	45,425
Long-term debt, less current maturities	217	241
Other	16,892	17,222
Share Owners' Equity	142,521	141,505
Total Liabilities and Share Owners' Equity	$255,513	$266,129

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Six Months Ended
(Unaudited)	December 31,		December 31,
(Amounts in Thousands)	2015	2014	2015	2014
Interest Income	$45	$50	$116	$91
Interest Expense	(5)	(6)	(11)	(12)
Foreign Currency Loss	(17)	(17)	(40)	(42)
Gain (Loss) on Supplemental Employee Retirement Plan Investment	297	352	(278)	166
Other Non-Operating Expense	(79)	(152)	(170)	(274)
Other Income (Expense), net	$241	$227	$(383)	$(71)

Net Sales by End Market Vertical
	Three Months Ended			Six Months Ended
(Unaudited)	December 31,			December 31,
(Amounts in Millions)	2015	2014	% Change	2015	2014	% Change
Commercial	$54.4	$52.5	4%	$103.8	$101.8	2%
Education	9.4	7.8	21%	23.0	20.6	12%
Finance	18.4	13.6	35%	34.4	28.9	19%
Government	24.0	27.3	(12%)	52.3	54.5	(4%)
Healthcare	19.4	14.8	31%	34.9	29.4	19%
Hospitality	38.2	35.4	8%	72.0	60.7	19%
Total Net Sales	$163.8	$151.4	8%	$320.4	$295.9	8%

Orders Received by End Market Vertical
	Three Months Ended			Six Months Ended
(Unaudited)	December 31,			December 31,
(Amounts in Millions)	2015	2014	% Change	2015	2014	% Change
Commercial	$54.6	$54.0	1%	$112.5	$108.2	4%
Education	10.4	8.0	30%	22.0	18.3	20%
Finance	18.6	14.6	27%	36.5	29.0	26%
Government	23.2	23.6	(2%)	51.1	52.3	(2%)
Healthcare	23.0	14.8	55%	40.9	30.6	34%
Hospitality	38.4	44.0	(13%)	71.1	82.5	(14%)
Total Orders Received	$168.2	$159.0	6%	$334.1	$320.9	4%

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	December 31,
	2015	2014
Operating Income (Loss), as reported	$10,018	$(161)
Add: Pre-tax Spin-off Expenses	0	1,735
Add: Pre-tax Restructuring Charges	2,014	3,335
Adjusted Operating Income	$12,032	$4,909

Income from Continuing Operations excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	December 31,
	2015	2014
Income (Loss) from Continuing Operations, as reported	$6,502	$(1)
Add: After-tax Spin-off Expenses	0	1,809
Add: After-tax Restructuring Charges	1,230	2,039
Adjusted Income from Continuing Operations	$7,732	$3,847

Diluted Earnings Per Share from Continuing Operations excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	December 31,
	2015	2014
Diluted Earnings Per Share from Continuing Operations, as reported	$0.17	$0.00
Add: Impact of Spin-off Expenses	0.00	0.05
Add: Impact of Restructuring Charges	0.04	0.05
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.21	$0.10